1
                    RAYMOND JAMES FINANCIAL, INC.
                         880 Carillon Parkway
                    St. Petersburg, Florida 33716
                            (727) 573-3800

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          February 10, 2000

To the Shareholders of Raymond James Financial, Inc.:

      The Annual Meeting of Shareholders of Raymond James Financial, Inc. will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, February 10, 2000 at 4:00 p.m. for the following purposes:

1.   To elect thirteen nominees to the Board of Directors of the Company;

2. To ratify Incentive Compensation Criteria for certain of the Company's executive officers;

3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending September 29, 2000;

4. To transact any other business as may properly come before the meeting.

      Shareholders of record as of the close of business on December 14, 1999 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.

                                   By order of the Board of Directors,

                                   /s/ BARRY AUGENBRAUN
                                   Barry Augenbraun, Secretary

December 14, 1999

                                   If you do not expect
                    to  attend  the meeting in  person,
                    please  vote on the matters  to  be
                    considered   at  the   meeting   by
                    completing the enclosed  proxy  and
                    mailing it promptly in the enclosed
                    envelope.
                             PROXY STATEMENT

   This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on February 10, 2000 at 4:00 p.m., or any adjournment thereof.
  If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect the right to vote in person should the shareholder attend the meeting. The shareholder may revoke the proxy at any time prior to the voting thereof.
  The affirmative vote of a majority of the shares of common stock represented at the meeting, either in person or by proxy, will be required for the election of any nominee, or the ratification or approval of any proposal or other business that may properly come before the meeting.
   The annual report of the Company for the year ended September 24, 1999 is being mailed with this proxy statement to shareholders entitled to vote at
the  meeting.   The  cost of all proxy solicitation  will  be  paid  by  the
Company.

                      SHAREHOLDERS ENTITLED TO VOTE
                                   AND
                          PRINCIPAL SHAREHOLDERS

  Shareholders of record at the close of business on December 14, 1999 will be entitled to notice of, and to vote at, the Annual Meeting. At that date, there were 46,588,602 shares of common stock outstanding and entitled to
vote.   Shareholders are entitled to one vote per share on all matters.  All references to number of shares in this proxy statement have been adjusted to reflect all stock splits.
   The following table sets forth, as of December 14, 1999, information with respect to the common stock ownership of each person known by the Company to own beneficially more than 5% of the shares of the Company's common stock, and of all Executive Officers and Directors as a group:
                                               Beneficially     Percent
       Name                  Address           Owned Shares     of Class
----------------      --------------------     ------------     --------
Thomas A. James       880 Carillon Parkway     7,082,231 (2)       15.2%
                      St. Petersburg,
                      Florida  33716

All Executive Officers
and Directors as a Group                      10,022,456 (1)       21.5%
(17 Persons)
------------------------
(1) Includes shares credited to Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.
(2) Includes 563,508 shares owned by the James' Children Annuity Trust of which Thomas A. James is a beneficiary and for which Sound Trust Company, a wholly-owned subsidiary of the Company, serves as trustee. Excludes shares held by two trusts, of which he is not a beneficiary: 3,362,680 shares owned by the Robert A. James Trust and 152,909 shares owned by the James' Grandchildren's Trust, for which Sound Trust Company serves as trustee, and both of which have as beneficiaries other James family members, including Huntington A. James. Thomas A. James disclaims any beneficial interest in these two trusts.

                    PROPOSAL 1:  ELECTION OF DIRECTORS

      Thirteen directors are to be elected to hold office until the Annual Meeting of Shareholders in 2001 and until their respective successors shall have been elected. All of the nominees were elected by the shareholders on January 28, 1999, to serve as Directors of the Company until the Annual Meeting of Shareholders in 2000. It is intended that proxies received will be voted to elect the nominees named below.
      Should any nominee decline or be unable to accept such nomination to serve as a director, events which are not presently anticipated, discretionary authority may be exercised to vote for a substitute nominee.

                               Principal Occupation, (1)
                                   Directorships and                Director
      Nominee        Age        Security Ownership (2)                Since
------------------   ---   ------------------------------------     --------
Angela  M.  Biever   46    Director, Corporate Business Development,  1997
                           supporting Intel's New Business Group
                           in building its Internet participation
                           since 1999;  Independent Consultant,
                           working with a leading Internet Services
                           Provider from 1997 to 1998;
                           Various senior management positions
                           with First Data Corporation, an
                           information and transaction processor
                           from 1991 to 1997, beginning as Senior
                           Vice President, Finance and Planning
                           and culminating as Executive Vice
                           President, Integrated Services Division;
                           Vice President, American Express Company
                           from 1987 to 1991.  Member of Audit
                           Committee.
                           Common shares owned: 2,500  (.005%)

Jonathan A. Bulkley  65    Independent Consultant since 1999,
                           Managing Director, Barents Group LLC      1986
                           (emerging markets/capital markets
                           development consulting) from 1992 to 1999;
                           President and CEO, Charterhouse Media
                           Group (investment banking) from 1988
                           to 1992; President and CEO Jesup & Lamont
                           Securities Group, Inc. (securities broker
                           -dealer) from 1987 to 1988; Prior to 1986,
                           President and CEO of Moseley, Hallgarten,
                           Estabrook & Weeden Inc. (securities broker
                           -dealer).  Chairman of Audit Committee.
                           Common shares owned:  40,420 (.087%)

Elaine L. Chao        46   Distinguished Fellow at The Heritage      1998
                           Foundation since 1996; President
                           and CEO of United Way of America
                           1992 to 1996; Director
                           of the Peace Corps 1991 to 1992;
                           Deputy Secretary of the U.S.
                           Department of Transportation 1989 to 1991;
                           Chairman of the Federal Maritime
                           Commission 1986 to 1989; Vice President,
                           Syndications at BankAmerica Capital Markets
                           Group 1984 to 1986.  Director of Northwest
                           Airlines, Clorox Co., C.R. Bard, Inc.
                           (healthcare manufacturer) and
                           Columbia/HCA HealthCare Corp. Member of
                           Compensation and Governance Committee.
                           Common shares owned: 1,000 (.002%)

Thomas S. Franke      58   President and Chief Operating Officer       1991
                           of Raymond James & Associates, Inc.
                           ("RJA")* since 1991; President and CEO
                           of Blunt Ellis & Loewi, Inc. (securities broker-dealer) from 1986 to 1990.
                           Common  shares owned:  171,255 (.368%)(2)

Francis S. Godbold    56   President of Raymond James Financial,      1977
                           Inc. ("RJF"); Director and Officer of various affiliated entities. Executive
                           Vice President of RJA.
                           Common shares owned: 943,879 (2.026%)(2)

M. Anthony Greene     61   Chairman of Raymond James Financial        1975
                           Sevices, Inc. ("RJFS")*;
                           Chairman, CEO and President of
                           Investment Management & Research,
                           Inc. ("IM&R")** from 1975 to 1998;
                           Executive Vice President of RJF.
                           Common  shares owned:  621,508 (1.334%)(2)

Harvard H.
 Hill, Jr., CFP       63   Managing General Partner of Houston        1986
                           Partners (venture capital) since 1985;
                           Prior to 1985, President and CEO
                           of Criterion Investments; President
                           and COO of Rotan Mosle; and Vice
                           President of Dean Witter & Co.
                           Member of Compensation and Governance
                           Committee.
                           Common shares owned:  5,000  (.011%)

Huntington A. James   31   Vice President of Corporate Client        1996
                           Services since 1998;
                           Syndicate Associate, RJA 1994 to 1998;
                           MBA Darden School of Business, University of Virginia, 1992 to 1994; Corporate
                           Finance Analyst, Smith Barney, 1990 to 1992.
                           Son of Thomas A. James.
                           Common shares owned: 563,816 (1.208%) (2)(4)

Thomas A. James       57   Chairman  of  the  Board and Chief        1970
                           Executive Officer of RJF; Chairman
                           of the Board of RJA.  Director and
                           Officer of various affiliated
                           entities. Past Chairman of the
                           Securities Industry Association.
                           Director of World of Science, Inc.
                           (retail).
                           Common shares beneficially
                           owned: 7,082,231 (15.202%) (3)

Paul W. Marshall      57   Professor of Management at Harvard       1993
                           Graduate School of Business Administration
                           since 1996; Chairman and CEO of Rochester
                           Shoe Tree Co., Inc. from 1992 to 1997;
                           Chairman of Industrial Economics,
                           Inc. from 1989 to 1992.
                           Director of Applied Extrusion Technologies
                           (manufacturer).  Chairman of Compensation
                           and Governance Committee.
                           Common shares owned:   3,375 (.007%)

J. Stephen Putnam     56   President and Chief Operating Officer    1989
                           of Raymond James Financial Services, Inc.
                           ("RJFS")*; President of Robert Thomas
                           Securities, Inc. ("RTS")** from 1989
                           to 1998; Executive Vice President of RJF;
                           Senior Vice  President of RJA,
                           Correspondent Services.  Vice President
                           and Director of F.L. Putnam Securities.
                           Treasurer of Meescheart Fund, Inc.
                           (mutual fund).  Director of F.L.
                           Putnam Investment Management Co.
                           (investment advisor).
                           Common  shares owned: 187,820 (.403%)(2)

Robert F. Shuck       62   Vice Chairman of RJF; Executive Vice      1970
                           President of RJA.
                           Common  shares owned: 640,924 (1.376%)(2)

Dennis W. Zank        45   Executive Vice President, Operations      1996
                           and Administration, RJA.  Director
                           of several affiliated entities.
                           Common shares owned:  83,894 (.180%) (2)

 *   A wholly-owned subsidiary of Raymond James Financial, Inc.
**   RTS and IM&R merged as of January 1, 1999 to become RJFS.

(1) Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.
(2) Includes shares credited to their Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.
(3)  See footnotes under the Principal Shareholders' Ownership table.
(4) Includes 420,335 shares owned by the Robert A. James Trust and 16,990 shares owned by the James' Grandchildren's Trust, representing the shares to which Huntington A. James is a beneficiary.

     The Board of Directors held four regular meetings, including committee meetings, and two telephone meetings during fiscal 1999. Each of the directors attended all of the regular meetings held during the year except Ms. Chao, who missed two meetings. Ms. Chao, Mr. Bulkley and Mr. Marshall each missed one of the two Board telephone meetings held during the year.
      The current standing committees of the Board of Directors are the Audit Committee and the Compensation and Governance Committee. These two committees met four times during the fiscal year ended September 24, 1999. Each member of these committees attended, in person, all of the meetings held during the year except Ms. Chao, who missed two of the meetings. The Audit Committee serves as the principal agent of the Board of Directors in fulfilling the Board's oversight responsibilities with respect to the Company's financial reporting, the Company's systems of internal controls and the Company's procedures for establishing compliance with regulatory requirements. In discharging that function, the Committee meets periodically with the Company's independent accountants to review the scope and results of the audit and to consider various accounting and auditing matters related to the Company. The Committee also makes recommendations to the Board of Directors regarding the appointment of the Company's independent public accountants. The Compensation and Governance Committee reviews and approves the compensation to be paid to executive officers of the Company and its subsidiaries and performs certain duties prescribed by the Board with respect to employee benefit plans.
      Directors Marshall, Hill, Chao, Bulkley and Biever receive a $10,000 annual retainer, a $2,000 attendance fee for each regular meeting, $250 for each telephone meeting and a $500 attendance fee for Committee Service.

Outside Director Stock Options
      The Directors who are also employees of the Company have voted in favor of a non-qualified stock option plan for the Company's outside Directors covering 379,688 shares of the Company's common stock. These options, 24,750 of which were outstanding at September 24, 1999, are exercisable at prices ranging from $6.84 to $25.96 at various times through February 2004. Outside directors are generally granted 1,500 options per year.


Section 16(a) Beneficial Ownership Reporting Compliance
      Huntington A. James, Director, was late in filing one Form 4 Report with respect to the sale of 10,000 shares of common stock during May 1999.

  COMPENSATION AND GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy
      The Compensation and Governance Committee (the "Committee") reviews corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for executive officers of the Company. The Committee consists exclusively of outside directors of the Company and is chaired by Paul W. Marshall.
      The Committee's goal is to establish and maintain compensation policies that will enable the Company to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with the long-term interests of the Company and its shareholders. In doing so, individual performance, the compensation of executives of similar brokerage firms and the Company's financial results are considered.
      The Company's objectives are met through a compensation package which includes four major components - base salary, annual bonus, stock option awards and retirement plans.
      The cash compensation components (base salary and annual bonus) are heavily weighted toward annual bonus. These bonuses are based on the attainment of performance goals, specifically the profits of an individual subsidiary/department or on the profits of the Company as a whole. These bonuses are based on formulas with a subjective portion. The emphasis on profit-based compensation serves two functions: it encourages executives to be conscious of the "bottom line" and it keeps the Company's base salary structure at a modest level, which is advantageous to the firm given the cyclical nature of the securities industry. In fiscal 2000 the Company will begin issuing Company stock in lieu of cash for 10% to 20% of bonus amounts in excess of $250,000. These shares will be issued at a 20% discount and will be restricted from sale for three years.
      The third component of the compensation package, incentive and non-qualified stock option awards, is designed to provide a direct link between the long-term interests of executives and shareholders. Options are granted every two years to key management employees. From time to time special awards may be granted when a unique situation exists, or if job performance or a change in job duties warrants.
       The fourth component of the compensation package is Company contributions to various retirement plans, which are based on compensation levels and years of service. The Company maintains three qualified retirement plans: a profit sharing plan, an employee stock ownership plan and a 401(k) plan. Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon the overall profits of the
Company. Since inception of the 401(k) plan in 1987, the Company has matched a portion of the first $1,000 contributed annually by employees to their 401(k) accounts. Effective January 1, 1994 the plan provides for the Company to match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually. These three plans are offered to all full-time employees who meet the length of service requirements (six months for the 401(k) plan and one year for the other two plans). The Company also maintains a non-qualified deferred management bonus plan. Eligibility is restricted to those who meet certain compensation levels set annually by the Board of Directors. The vesting schedule of this plan is designed to encourage long-term employment with the firm, and the earliest a participant may become fully vested is at age 55 with 20 years of service. Contributions to this plan are also dependent upon the Company's earnings. Beginning in fiscal 2000 deferred management bonus plan contributions will be made to a new but similar plan.
      In addition, the Company has an employee stock purchase plan which allows employees to purchase shares of the Company's common stock on four specified dates throughout the year at a 15% discount from the market value, subject to certain limitations including a one-year holding period. Finally, certain key employees of the Company participate in a limited partnership arrangement in which the Company makes a non-recourse loan to these employees for two thirds of the purchase price per unit of the Raymond James Employee Investment Fund I, L.P. The loan plus interest is intended to be paid back from the earnings of the fund. The fund is invested in the merchant banking activities of the Company and other venture capital limited partnerships.

Compensation of the Chief Executive Officer
      In keeping with the general compensation philosophy outlined above, Mr. James' base salary for calendar 2000 will be $250,000, which represents a 2% increase from the $245,000 received in 1999. Mr. James' salary is subject to an annual review, as is true of all employees. It was last adjusted in November 1998, to be effective January 1, 1999.
      In determining the bonus offered to Mr. James for fiscal 1999 the Committee considered many factors, including the following:

                1999 was the fifteenth consecutive record year for the firm in terms of revenues;

                1999 net income was 8% below 1998;

                Book value per share increased to $11.82, a 12% increase over the prior yearend;

                Return on average equity for the year was 16.2%; and

                The compensation of the chief executive officers of other similar brokerage firms, as of their most recent proxy statements.

_____________________________________________________
                                        Compensation and Governance Committee
                                        November 18, 1999

                                        Paul W. Marshall, Chairman
                                        Harvard H. Hill, Jr.
                                        Elaine L. Chao


          PROPOSAL 2:  TO RATIFY INCENTIVE COMPENSATION CRITERIA
             FOR CERTAIN OF THE COMPANY'S EXECUTIVE OFFICERS

      Several years ago, the Company adopted a policy of formalizing incentive compensation calculations for executive officers. This was done in consideration of the limitations on tax deductibility imposed under
Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits deductions for compensation in excess of $1 million per year by a public corporation to any one of its executive officers unless certain criteria are met. This rule requires that the incentive compensation be based on attainment of one or more performance goals and that the Company's shareholders approve both the performance goals and the formula used to calculate the payment amount.
      The intention of the Compensation and Governance Committee remains that the executive officers be compensated on a basis consistent with prior years; i.e., for obtaining certain performance goals. It is the Company's practice that a portion of any formula-driven bonus amount can be withheld based on a subjective performance evaluation. The Committee considers the bonus formulas for executive officers each year. For purposes of determining incentive compensation for the executive officers for fiscal 2000, the Committee has approved the executive bonus formulas described below and recommends a vote FOR the approval of these formulas by shareholders.





Recommended Bonus Formulas for Executive Officers
                                                   Percent for Calculation
Executive Officer          Basis                       of Maximum Bonus
-----------------   ------------------------------------------------------
Thomas A. James     Total company pre-tax profits           1.20%

Thomas S. Franke    RJA retail division's pre-tax           3.25%
                    profits per Retail
                    Contribution Report*, pre-tax
                    profits of the RJA fixed
                    income department and Planning
                    Corporation of America, Inc.

M. Anthony Greene   Pre-tax profits of RJFS                 2.50%
                    per Retail Contribution
                    Report*


J. Stephen Putnam   Pre-tax profits of RJFS                 1.60%
                    per Retail Contribution
                    Report*

                    Correspondent clearing                  2.50%
                    department's pre-tax profits
                    per Retail Contribution
                    Report*

Richard K. Riess    Pre-tax profits of                      6.25%
                    Eagle Asset Management, Inc.

                    Pre-tax profits of Heritage             3.00%
                    Asset Management, Inc. and
                    RJA's Asset Management
                    Services division

     The Retail Contribution Report adjusts financial statement pre-tax profits for items related to the retail sales force, primarily a credit for interest income on cash balances arising from retail customers, and also includes adjustments to actual clearing costs, a portion of mutual fund revenues and expenses, credit for correspondent clearing profits and accruals for benefit expenses.











                        SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the remuneration earned during the last three fiscal years by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

                                                               Long-Term
                               Annual Compensation            Compensation
                     ------------------------------------- -------------------
                                                            Stock   All Other
                     Fiscal                       Commis-   Option   Compen-
Name                  Year    Salary      Bonus    sions   Awards(2) sation(3)
----------------     ------------------------------------- --------- ---------
Thomas A. James       1999  $243,000  $1,400,000  $391,239        -   $47,111
Chairman and CEO      1998   234,250   1,550,000   343,203        -    55,019
                      1997   223,005   1,450,000   288,114        -    62,173

M. Anthony Greene     1999   239,250   1,578,000         -        -    47,600
Chairman of RJFS      1998   231,000   1,280,000        25    9,000    55,443
Executive VP of RJF   1997   219,500   1,020,000         -   33,750    62,586

Richard K. Riess      1999   168,000   1,160,000         -        -    47,390
President and CEO
 of Eagle             1998   159,750   1,085,000         -    9,000    55,183
Executive VP of RJF   1997   151,250     531,237         -   16,875    62,873
Managing Director,
Asset Management

J. Stephen Putnam     1999   153,750   1,070,000     7,141        -    47,390
President and COO
 of RJFS              1998   147,500     778,500     8,593    9,000    54,328
Executive VP of RJF   1997   138,250     633,565     7,271   22,500    62,316
Sr. VP RJA, Correspondent
Services

Thomas S. Franke      1999   207,500     840,000     4,377        -    47,181
President and COO
 of RJA               1998   200,500     908,000     5,192    9,000    54,922
                      1997   192,500     855,000     4,888   33,750    62,063

(1) In accordance with the bonus formulas approved at the annual meetings of the shareholders on January 28, 1999, February 12, 1998 and February 13, 1997.
(2)  Share amounts adjusted to reflect all stock splits.
(3) This column includes the amount of the Company's contributions to its 401(k) Plan, Profit Sharing Plan, Employee Stock Ownership Plan and Deferred Management Bonus Plan.





















Incentive Stock Options
      The following tables contain information concerning options granted to, and exercised by, the executive officers included in the Summary Compensation Table during the fiscal year.


                    Aggregate Option Exercises During
                    ---------------------------------
                   Last Fiscal Year and Year-end Value
                   -----------------------------------
                                                              Value of
                                            Number of        Unexercised
                                           Unexercised      In-the-Money
                                            Options at       Options at
                      Shares              Sept. 24, 1999   Sept. 24, 1999
                     Acquired    Value    (Exercisable/    (Exercisable/
Name                on Exercise Realized  Unexercisable)   Unexercisable)
----------------    ----------- --------- --------------   --------------
Thomas S. Franke      6,750      $ 81,703      0/47,250       $0/$259,266

Comparative Stock Performance
      The graph below compares the cumulative total shareholder return on the common shares of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index ("S&P 500"), the Financial Service Analytics stock price index ("FSA index") for regional securities brokerage firms and the securities industry over the same period (assuming an investment of $100 in each on October 1, 1994 and the reinvestment of all dividends). The FSA index for the regional securities brokerage firms is comprised of 16 publicly traded regional securities firms, including the Company. The FSA index for the securities industry is comprised of the 16 publicly traded regional firms and 13 publicly traded national securities firms.

Name                          1994   1995     1996    1997     1998     1999
----                          ----  -------  ------- -------  -------  -------
Raymond James Financial, Inc. $100  $143.26  $162.53 $366.74  $323.94  $311.54
Regional Securities Brokerage
    Firms                      100   145.97   174.09  382.57   349.91   407.99
Securities   Industry          100   165.35   167.78  351.81   269.09   477.70
Standard  &  Poor's  500       100   129.69   156.05  219.14   239.00   305.43

Source: Financial Service Analytics

                TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

      Francis S. Godbold, President and a Director of the Company, owned 7.5% of the outstanding shares of common stock of RJ Properties, Inc. ("RJP"), a subsidiary of the Company, until August 1999 when the shares were purchased by RJP for an adjusted book value totaling $258,586 and a note receivable of $100,000. Mr. Godbold will receive payment on the note as RJP collects on certain receivables which were excluded from the adjusted book value calculation. Such shares were acquired by Mr. Godbold for nominal consideration in connection with the organization of RJP in 1980.
      In fiscal 1995, the Company committed to invest $1 million in Houston Partners - a venture capital fund managed by Houston Partners, of which Harvard H. Hill, Jr. is the Managing General Partner. The commitment is recorded as an investment and a liability in the Company's financial statements. There have been no capital draws to date.
      During 1998 the Company launched a merchant banking fund, Raymond James Capital Partners, L.P. Thomas A. James, Francis S. Godbold and Paul
W. Marshall have invested $2,000,000, $400,000 and $100,000 in this fund, respectively, on the same terms and conditions as other investors.
      As described in the Report on Executive Compensation, the Company has extended non-recourse loans to approximately 80 employees for investments in the Raymond James Employee Investment Fund I, L.P. Thomas S. Franke, Francis S. Godbold, J. Stephen Putnam, Richard K. Riess, Robert F. Shuck, Dennis W. Zank and Jeffrey P. Julien all have such loans from the Company. Committed loan amounts range from $40,000 to $160,000 plus interest per person, with outstanding balances ranging from $14,887 to $59,546 at September 24, 1999.
     The Company, in the ordinary course of its business, extends credit to margin accounts in which certain of its officers and directors have an interest, in connection with the purchase of securities. These extensions of credit have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectibility or present other unfavorable features. The Company also, from time to time and in the ordinary course of its business, enters into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

 PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of PricewaterhouseCoopers LLP has served as independent accountants of the Company since fiscal 1979, and has audited the Company's broker-dealer subsidiaries since fiscal 1970.
      A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders. Such representative will be available to respond to appropriate questions and may make a statement if he so desires.
      The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's auditors for fiscal 2000.

                              OTHER MATTERS

      Proposals which shareholders intend to present at the 2001 Annual Meeting of Shareholders must be received by the Company no later than October 1, 2000 to be eligible for inclusion in the proxy material for that meeting.
      Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.


                                   By Order of the Board of Directors,

                                   /s/ Barry Augenbraun, Secretary